As filed with the Securities and Exchange Commission on October 25, 2011

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

OFFICE DEPOT, INC.

(Exact name of registrant as specified in its charter)

Delaware	59-2663954
(State or other jurisdiction of incorporation or organization)	(IRS employer identification number)

6600 North Military Trail

Boca Raton, FL 33496

(Address of Principal Executive Offices)(Zip Code)

Office Depot, Inc. 2007 Long-Term Incentive Plan

(Full title of the plan)

Elisa D. Garcia C.

Executive Vice President, General Counsel and

Corporate Secretary

Office Depot, Inc.

6600 North Military Trail

Boca Raton, FL 33496

(561) 438-4800

(Name and address of agent for service)

(Telephone number, including area code, of agent for service)

Copy to:

Amy Bowerman Freed, Esq.

Hogan Lovells US LLP

875 Third Avenue

New York, NY 10022

(212) 918-3000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer or a smaller reporting company. See definitions of “large accelerated filer”, “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act (Check one):

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be Registered (1)	Proposed Maximum Offering Price per Share (2)	Proposed Maximum Aggregate Offering Price (2)	Amount of Registration Fee (2)
Common Stock, par value $0.01 per share	24,000,000	$2.095	$50,280,000.00	$5,762.09

(1)	Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional shares of Office Depot, Inc. common stock which become issuable under the above-named plan by reason of any stock dividend, stock split, recapitalization or any other similar transaction effected without the receipt of consideration which results in an increase in the number of Office Depot, Inc.’s outstanding shares of common stock.
(2)	Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(c) and (h) under the Securities Act, as amended, based upon the average of the high and low sale prices of the common stock as reported on the New York Stock Exchange on October 20, 2011.

EXPLANATORY NOTE

This Registration Statement on Form S-8 is being filed pursuant to General Instruction E to Form S-8 for the purpose of registering an additional 24,000,000 shares of Office Depot, Inc. (“Office Depot” or the “Company”) common stock, par value $0.01 per share (“Common Stock”), to be issued pursuant to the Office Depot, Inc. 2007 Long-Term Incentive Plan, as amended (the “2007 LTIP”). On February 16, 2011, the Company’s Board of Directors, upon the recommendation of the Compensation Committee, unanimously adopted a resolution approving an amendment to the 2007 LTIP, subject to shareholder approval, to, among other things, increase the number of shares available for issuance under the 2007 LTIP. These actions were approved by the shareholders of Office Depot on April 21, 2011. Accordingly, as amended, the total number of shares of Office Depot Common Stock authorized for issuance under the 2007 LTIP is 49,000,000, of which 24,000,000 shares are being registered hereby.

Office Depot previously filed a registration statement on Form S-8 (File No. 333-144936) with the Securities and Exchange Commission (the “SEC”) on July 27, 2007, pursuant to which it registered 25,000,000 shares of Office Depot Common Stock reserved for issuance under the 2007 LTIP. In accordance with General Instruction E to Form S-8, the contents of the registration statement are incorporated herein by reference.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

Office Depot hereby incorporates by reference into this Registration Statement the following documents filed by it with the SEC:

(a)	The Company’s Annual Report on Form 10-K for the fiscal year ended December 25, 2010 filed with the SEC on February 22, 2011 and as amended on April 6, 2011;

(b)	The Company’s Quarterly Report on Form 10-Q for the quarter ended March 26, 2011 filed with the SEC on April 26, 2011, Quarterly Report on Form 10-Q for the quarter ended June 25, 2011 filed with the SEC on July 26, 2011 and Quarterly Report on Form 10-Q for the quarter ended September 24, 2011 filed with the SEC on October 25, 2011;

(c)	The Company’s Current Reports on Form 8-K filed with the SEC on February 16, 2011, April 1, 2011, April 25, 2011, May 23, 2011, May 26, 2011, July 14, 2011, July 25, 2011, and September 27, 2011 (except, with respect to each of the foregoing, for portions of such reports which were deemed to be furnished and not filed); and

(d)	The description of the Company’s Common Stock contained in the Company’s Amended Registration Statement on Form 8-A/A for such securities filed with the SEC on November 25, 2003.

In addition, all documents and reports subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) after the date of this Registration Statement and prior to the filing of a post-effective amendment that indicates that all securities offered have been sold or that deregisters all securities then remaining unsold (other than those furnished pursuant to Item 2.02 or Item 7.01 of Form 8-K or other information “furnished” to the SEC), shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents or reports.

Any statement contained in this Registration Statement, or in a document incorporated or deemed to be incorporated by reference herein, shall be deemed to be modified or superseded for purposes of this Registration Statement, to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement. Subject to the foregoing, all information appearing in this Registration Statement is so qualified in its entirety by the information appearing in the documents incorporated by reference.

Item 5.	Interests of Named Experts and Counsel.

Not applicable.

Item 6.	Indemnification of Directors and Officers.

Office Depot is a Delaware corporation subject to the applicable indemnification provisions of the General Corporation Law of the State of Delaware, which is referred to herein as the Delaware General Corporation Law. Under Section 145 of the Delaware General Corporation Law, each director and officer of the Company may be indemnified by the Company against all expenses and liabilities (including attorney’s fees, judgments, fines and amounts paid in settlement) actually or reasonably incurred in connection with the defense or settlement of any threatened, pending or completed legal proceedings in which he or she is involved by reason of the fact that he or she is or was a director or officer of the Company if such director or officer acted in good faith and in a manner that he or she reasonably believed to be in or not opposed to the best interests of the Company and, with respect to any criminal action or proceeding, if he or she had no reasonable cause to believe that his or her conduct was unlawful. If the legal proceeding, however, is by or in the right of the Company, the director or officer may not be indemnified in respect of any claim, issue or matter as to which he or she shall have been adjudged to be liable for negligence or misconduct in the performance of his or her duty to the Company unless a court determines otherwise.

The Company’s Amended and Restated Bylaws provide for indemnification of the Company’s directors and officers, to the fullest extent permitted by the Delaware General Corporation Law, for all expenses, liability and loss (including reasonable amounts paid in settlement) incurred in defending actions brought against them arising out of the performance of their duties. In addition, Office Depot may purchase and maintain insurance on its own behalf and on behalf of any person who is or was a director, officer, employee, fiduciary or agent of the Company or is serving or has served in such capacity for another business organization or entity at Office Depot’s request, against any liability asserted against such person and incurred in such capacity, or arising out of such person’s status as such, whether or not Office Depot would have the power to indemnify such person against such liability under the provisions of Article VI of Office Depot’s Bylaws.

The Company’s Restated Certificate of Incorporation, as amended, contains a provision that eliminates, to the fullest extent permitted by the Delaware General Corporation Law, the personal liability of each director of the Company to the Company and its stockholders for monetary damages for certain breaches of fiduciary duty. This provision does not affect the director’s liability for monetary damages for breaches of the duty of loyalty, actions or omissions not in good faith, knowing violation of law or intentional misconduct, willful or negligent conduct in approving an unlawful dividend, stock repurchase or redemption or obtaining any improper personal benefit.

The foregoing indemnity and insurance provisions have the effect of reducing directors’ and officers’ exposure to personal liability for actions taken in connection with their respective positions.

The Company has obtained liability insurance policies under which the Company’s directors and officers are insured, within the limits and subject to the limitations of the policies, against certain expenses in connection with the defense of certain actions, suits or proceedings, and certain liabilities which might be imposed as a result of certain actions, suits or proceedings, arising out of the performance of their duties.

Item 8.	Exhibits.

The exhibits to this Registration Statement are listed on the exhibit index, which appears elsewhere in this Registration Statement and is incorporated herein by reference.

SIGNATURES

Pursuant to the requirements of the Securities Act, Office Depot, Inc. certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Boca Raton, State of Florida on October 25, 2011.

OFFICE DEPOT, INC.

By:	/s/ Neil R. Austrian
Neil R. Austrian
Chief Executive Officer and Chairman

Each director and/or officer of the Company whose signature appears below hereby appoints the agent for service named in this Registration Statement as his or her attorney-in-fact to sign in his or her name and behalf, in any and all capacities stated below and to file with the SEC any and all amendments, including post-effective amendments, to this Registration Statement, and the Company hereby also appoints such agent for service as its attorney-in-fact with like authority to sign and file any such amendments in its name and behalf.

Pursuant to the requirements of the Securities Act, this Registration Statement on Form S-8 has been signed below by the following persons in the capacities indicated on October 25, 2011:

Signature	Title

/s/ Neil R. Austrian	Chief Executive Officer and Chairman (Principal Executive Officer)
Neil R. Austrian

/s/ Mike Newman	Executive Vice President and Chief Financial Officer (Principal Financial Officer)
Mike Newman

/s/ Mark Hutchens	Senior Vice President and Controller (Principal Accounting Officer)
Mark Hutchens

/s/ Justin Bateman	Director
Justin Bateman

/s/ Thomas J. Colligan	Director
Thomas J. Colligan

/s/ Marsha J. Evans	Director
Marsha J. Evans

/s/ Brenda J. Gaines	Director
Brenda J. Gaines

/s/ Myra M. Hart	Director
Myra M. Hart

/s/ W. Scott Hedrick	Director
W. Scott Hedrick

/s/ Kathleen Mason	Director
Kathleen Mason

/s/ James S. Rubin	Director
James S. Rubin

/s/ Raymond Svider	Director
Raymond Svider

EXHIBIT INDEX

Exhibit No.	Exhibit

5.1	Opinion of Hogan Lovells US LLP.

23.1	Consent of Deloitte & Touche, LLP.

23.2	Consent of Hogan Lovells US LLP (included in Exhibit 5.1 to this Registration Statement).

24.1	Power of Attorney (included on the signature page of this Registration Statement).

99.1	Office Depot, Inc. 2007 Long-Term Incentive Plan (incorporated herein by reference to the respective appendix to the Proxy Statement for Office Depot, Inc.’s 2007 Annual Meeting of Shareholders, filed with the SEC on April 2, 2007)

99.2	First Amendment to the Office Depot, Inc. 2007 Long-Term Incentive Plan (incorporated herein by reference to the Exhibit 10.1 to the Current Report on Form 8-K filed April 25, 2011)